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                                                                    EXHIBIT 99.7

                                    AGREEMENT
                                     BETWEEN
                       AMERICAN INTERNATIONAL GROUP, INC.;
                        AIG PROPERTY CASUALTY GROUP, INC.
                                       AND
                         AMERICAN HOME ASSURANCE COMPANY

     This Agreement, made and entered into as of February 27, 2009, by and between American International Group, Inc., a Delaware corporation ("AIG"), AIG Property Casualty Group, Inc., a Delaware corporation ("PCG"), and American Home Assurance Company, a property casualty insurer incorporated in the State of New York ("AHAC").

                                   WITNESSETH:

     WHEREAS, AIG is the beneficial owner of 100 percent of the outstanding common stock of PCG, which is the beneficial owner of 100 percent of the outstanding common stock of AIG Commercial Insurance Group, Inc., a Delaware corporation ("CIG"), which is the beneficial owner of 100 percent of the outstanding common stock of AHAC;

     WHEREAS, AHAC is the beneficial owner of 22,018,973 shares of common stock of Transatlantic Holdings, Inc., a Delaware corporation ("TRH") and AIG is the beneficial owner of 17,073,690 shares of common stock of TRH;

     WHEREAS, under current statutory accounting rules, AHAC is required to value its ownership in the TRH stock at either its market value or statutory book value and if the market valuation method is elected, a further reduction in statutory value is required based on the aggregate percentage of ownership of TRH, as measured at the ultimate holding company level;

     WHEREAS, historically, AHAC has valued its investment in TRH based on TRH's market price as of any statutory reporting date;

     WHEREAS, because of a decline in TRH's market price from December 31, 2007 to December 31, 2008 of approximately 45%, application of the market price valuation would result in a statutory valuation for AHAC's investment in TRH being approximately $272 million lower than a statutory valuation resulting from the application of the statutory book value;

     WHEREAS, under statutory rules, an insurer may change the method of valuing a subsidiary provided it receives regulatory approval;

     WHEREAS, to avoid a reduction of AHAC's surplus of approximately $272 million, AHAC requested approval from the New York Department of Insurance (the "NYDOI") to change valuation method from market valuation to statutory book valuation for AHAC's investment in TRH;

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     WHEREAS, the NYDOI stated that it would gain comfort in approving the change in valuation method for AHAC if AIG agreed to make AHAC whole in the event that TRH was sold at a price below statutory book value; and

     WHEREAS, it is contemplated that AIG may contribute, or transfer for value, some or all of its directly owned shares of common stock of TRH to AHAC or other insurance company subsidiaries of PCG.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. Contemporaneously with the closing of any sale of shares of common stock of TRH ("TRH Shares") by AHAC or by another insurance company subsidiary of PCG holding TRH Shares after the date of this Agreement (each, an "Other Holder"):

          (a) AIG hereby agrees to deposit into an account of and designated by AHAC, in immediately available funds, such amount as shall equal the number of TRH Shares sold by AHAC multiplied by the difference between the per share statutory book value of TRH and the per share sale price of the TRH Shares sold (if less than the per share statutory book value); and

          (b) AIG hereby agrees to deposit into account(s) of and designated by such Other Holder, in immediately available funds, such amount as shall equal the number of TRH Shares sold by such Other Holder multiplied by the difference between the per share statutory book value of TRH and the per share sale price of the TRH Shares sold (if less than the per share statutory book value).

     2. AIG hereby agrees that the deposit obligation set forth in Section 1 of this Agreement shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that AIG may have or ever has had against any of PCG, AHAC, or any Other Holder.

     3. AIG's obligations under paragraph 1 of this Agreement shall continue in full force and effect with respect to any TRH Shares owned by AHAC or an Other Holder until such TRH Shares are sold, conveyed or transferred to a party other than AHAC or an Other Holder.

     4. In no event shall AIG's obligations under paragraph 1 of this Agreement apply to any TRH Shares not owned by AIG or a wholly owned subsidiary of AIG on the date of this Agreement, other than any TRH Shares issued to AIG or a wholly owned subsidiary of AIG as a result of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or other change in the corporate structure or shares of TRH.


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     5. AIG hereby agrees at all times to protect, indemnify and save harmless
AHAC and the Other Holders from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, reasonable fees of counsel and other expenses which AHAC or the Other Holders may at any time sustain or incur by reason of or arising out of AIG's failure to promptly make the deposits described in paragraph 1.

     6. This Agreement may be amended at any time by written agreement signed by both parties.

     7. All notices required to be given hereunder shall be in writing and shall be deemed duly given on the date on which the same is hand delivered or sent by telecopier or facsimile transmission, or, if mailed, after the same is deposited with the United States mail, by registered or certified mail, postage prepaid, addressed as follows:

          If to AIG addressed as follows:
          American International Group, Inc.
          70 Pine Street
          New York, New York 10270
          Attention: Treasurer

          If to PCG addressed as follows:
          AIG Property Casualty Group, Inc.
          175 Water Street, 30th Floor
          New York, New York 10038
          Attention: Chief Financial Officer

     8. This Agreement shall be governed by the laws of the State of New York.

     9. The Other Holders shall be deemed to be express third party beneficiaries of this Agreement with full rights and remedies as if such Other Holders had been a party to this Agreement on the date hereof.

     10. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS.]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of February, 2009.

                                        AMERICAN INTERNATIONAL GROUP, INC.


                                        By: /s/ Robert A. Gender
                                            ------------------------------------
                                        Name: Robert A. Gender
                                        Title: Treasurer


                                        By: /s/ Kathleen E. Shannon
                                            ------------------------------------
                                        Name: Kathleen E. Shannon
                                        Title: Secretary


                                        AIG PROPERTY CASUALTY GROUP, INC.


                                        By: /s/ Robert S. Schimek
                                            ------------------------------------
                                        Name: Robert S. Schimek
                                        Title: Treasurer


                                        By: /s/ Andrew R. Holland
                                            ------------------------------------
                                        Name: Andrew R. Holland
                                        Title: Assistant Secretary


                                        AMERICAN HOME ASSURANCE COMPANY


                                        By: /s/ Robert. S. Schimek
                                            ------------------------------------
                                        Name: Robert. S. Schimek
                                        Title: Treasurer


                                        By: /s/ Andrew R. Holland
                                            ------------------------------------
                                        Name: Andrew R. Holland
                                        Title: Secretary